Exhibit 10.1

MULTI-FILM INVESTMENT AND COMPENSATION AGREEMENT

{Feature Films: POSE/MOTION/Untitled SSS Picture

This Multi-Film Investment and Compensation Agreement (this “Agreement”) is made and entered into as of January 27, 2026 (the “Effective Date”), by and between American Picture House Corporation, a Wyoming corporation (“APHP”), and SSS Entertainment, LLC, a Louisiana limited liability company (“SSS”). APHP and SSS are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

A. The Parties previously entered into that certain APHP/SSS Agreement to Extend Option and Acquire Rights, dated August 1, 2025 (the “Option Extension Agreement”), pursuant to which APHP held an option to purchase a twenty-four percent (24%) ownership interest in the feature film POSE from SSS for a purchase price of Seven Hundred Twenty-Five Thousand Dollars ($725,000), which option was extended through December 31, 2025, and the Parties now desire to supersede the foregoing option-based structure and instead enter into this Agreement to set forth their revised commercial arrangement with respect to POSE and the other transactions described herein.

B. APHP desires to (i) restructure amounts payable by APHP to SSS related to POSE (the “POSE Picture), (ii) provide funding to SSS in connection with SSS’s investment position relating to the motion picture. MOTION (the “MOTION Picture”), and (iii) fund a separate investment in a motion picture for an untitled SSS produced film (the “Untiled SSS Picture”).

C. The Parties desire to memorialize the business terms for the foregoing items in a clear, consolidated agreement, including (i) an equity-based incentive for SSS (or its assigns) to source and secure transferable film production credits for APHP that APHP had not secured on its own, and (ii) an arrangement pursuant to which APHP will cause Bannor Michael MacGregor to assign to SSS a portion of APHP indebtedness owed to him, all on the terms set forth below.

D. In further consideration of SSS’s ongoing services and cooperation in connection with the transactions described herein, APHP desires to grant to SSS an additional equity incentive in the form of stock options under APHP’s stock option/equity incentive plan, subject to applicable plan terms and required corporate approvals, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Defined Terms.

Capitalized terms used but not defined herein have the meanings given in the Option Extension Agreement. For purposes of this Agreement, the following terms apply:

“POSE Partial Payment” means One Hundred Seventy-Five Thousand Dollars ($175,000).

“POSE Remaining Payable” means Five Hundred Seventy-Five Thousand Dollars ($575,000).

“EFA” means the I Equity Financing Agreement for the feature film, MOTION between SSS (as Producer) and APHP (as Investor and Co-Producer) relating to the MOTION Picture, in substantially the form attached as Exhibit A.

“MOTION Funding Amount” means Five Hundred Thousand Dollars ($500,000).

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“Untitled SSS Picture Funding Amount” means Two Hundred Thousand Dollars ($200,000).

“In Association with” Credit and other Producer Credits” means any transferable film credits (including any “in Association with” credit or better plus at least one “Producer” credit for APHP personnel”) sourced and secured by SSS for APHP that APHP had not secured on its own, and that results in (i) an issued credit certificate/letter in favor of APHP and APHP personnel.

“Credits Share Incentive” means Two Hundred Fifty Thousand (250,000) shares of APHP common stock, par value $0.0001 per share (“Common Stock”), per “in Association with” or better credit, plus at least one other “Producer” credit for APHP personnel subject to Section 5.

“MacGregor Assigned Debt” means Three Hundred Fifty Thousand Dollars ($350,000) of APHP indebtedness owed to Bannor Michael MacGregor (“MacGregor”) that will be assigned to SSS pursuant to Section 6.

“Equity Incentive Plan Option Grant to SSS” means the stock option award to be granted by APHP to SSS pursuant to Section 7 of this Agreement, under APHP’s equity incentive plan.

2. POSE Picture Amounts Payable to SSS; Conversion to Fixed Payable.

2.1 Partial Payment and Revised Balance. The Parties acknowledge that the Option Extension Agreement contemplates a Seven Hundred Twenty-Five Thousand Dollars ($725,000) purchase price/payment amount associated with the POSE Project. On or before the Effective Date (or within two (2) days thereafter), APHP shall pay to SSS the POSE Partial Payment. Upon SSS’s receipt of the POSE Partial Payment, the remaining balance due from APHP to SSS related to such Seven Hundred Twenty-Five Thousand Dollars ($725,000) amount shall be the POSE Remaining Payable (i.e., Five Hundred Fifty Thousand Dollars).

2.2 Fixed Payable: Due Date. The Parties agree that APHP shall have a fixed obligation to pay SSS the POSE Remaining Payable on or before January 31, 2027. The Parties intend that the POSE Remaining Payable be reflected on APHP’s books as a payable to SSS until paid.

2.3 Effect on Prior Agreements. Except as expressly modified by this Section 4, the Option Extension Agreement and any related POSE/TURN UP THE SUN! documentation remain in effect in accordance with their terms. In the event of a conflict between this Agreement and such prior agreements solely with respect to the payment structure described in Sections 2.1- 2.2, this Agreement controls.

3. Motion Picture Investment (Funding via SSS; Exhibit A: Equity Financing Agreement (for MOT/ON) (“EFA”)).

3.1 Business Summary. APHP will provide the MOTION Funding Amount to SSS to be applied by SSS toward SSS’s funding obligations and/or investment position under the EFA. In exchange, SSS will assign to APHP the economic benefits attributable to the MOTION Funding Amount under the EFA, as described in Section 3.3 (the “Assigned MOTION Interest”).

3.2 Funding Mechanics. Within two (2) days after the Effective Date (or such other date agreed by the Parties in writing), APHP shall wire the Motion Funding Amount to SSS (or such account(s) as SSS designates in writing) in accordance with payment instructions provided by SSS. SSS shall provide written wire instructions and any payment direction required by the Producer/collection account structure described in the EFA. APHP’s funding obligation is conditioned on receipt of such written instructions.

3.3 Assigned MOT/ON Interest. Promptly following APHP’s funding of the MOTION Funding Amount, SSS shall deliver to APHP an assignment and assumption agreement (in form reasonably acceptable to APHP) evidencing that APHP is entitled to receive, with respect to the MOTION Funding Amount, the same categories of economic benefits SSS receives under the EFA, including (a) return of principal, (b) the applicable premium/interest component, and (c) any participation/back-end amounts allocated to the Investor under the EFA, in each case solely to the extent attributable to the MOTION Funding Amount.

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The Parties acknowledge that the governing collection account manager (if any) may require customary notices and acknowledgements to route payments.

3.4 Cooperation. The Parties will cooperate in good faith to implement the Assigned MOTION Interest in a commercially reasonable manner, including executing any reasonable notices requested by the Producer or collection account manager to direct payments attributable to the MOTION Funding Amount to APHP.

4. The Untitled 555 Picture Investment (Terms to Be Determined).

4.1 Business Summary. APHP agrees, subject to Section 4.2, to invest the Untitled SSS Picture Funding Amount in the Untitled SSS Picture.

4.2 Definitive Documents. The Parties acknowledge that the definitive investment documents for the Untitled Thriller Picture (including investment instrument, repayment/return terms, any security, credit, participation, and customary representations and conditions) are to be mutually agreed (the “Untitled Thriller Definitive Documents”). APHP’s obligation to fund the Untitled Thriller Funding Amount is conditioned upon execution and delivery of Untitled Thriller Definitive Documents reasonably satisfactory to APHP. Until executed, neither Party shall be obligated to close the Untitled Thriller Picture financing solely by virtue of this Section 4. Although, APHP shall agree to advance such amount to SSS in good faith.

4.2 Funding Mechanics. Within two (2) days after the Effective Date (or such other date agreed by the Parties in writing), APHP shall wire the Motion Funding Amount to SSS (or such account(s) as SSS designates.

5. Credit Share Incentive for Association Credits.

5.1 Issuance Trigger. For each “in Association with” plus at least one “Producer” Credit that SSS (or its assigns) sources and secures for APHP that APHP had not secured on its own, APHP shall issue (or cause to be issued) to SSS (or its assigns) the Credit Share Incentive.

5.2 Timing. The Credit Share Incentive for a given Association Credit shall be issued within thirty (30) days after the earliest to occur of: (a) APHP’s receipt of cash proceeds from the sale/monetization of such Association Credit, or (b) issuance of an official credit certificate/award letter evidencing such Association Credit in favor of an APHP-controlled entity, in each case as reasonably evidenced to APHP.

5.3 Issuance Conditions. Issuance is subject to APHP board approvals and compliance with applicable law and stock exchange/quotation system requirements. Any Common Stock issued will be issued in a transaction exempt from registration under the Securities Act of 1933 and applicable state securities laws and will bear customary restrictive legends.

6. Assignment of MacGregor Debt to 555; Share Issuance to MacGregor.

6.1 Assignment. Within Two (2) days of the Effective Date, APHP shall cause MacGregor to execute and deliver to SSS an assignment of the MacGregor Assigned Debt, in form reasonably acceptable to APHP and SSS, pursuant to which MacGregor assigns to SSS the right to receive payment of the MacGregor Assigned Debt from APHP. APHP acknowledges and agrees that, following such assignment, the MacGregor Assigned Debt shall be owed by APHP to SSS.

6.2 Share Issuance to MacGregor. In consideration of MacGregor’s assignment described in Section 6.1, APHP shall issue to MacGregor a number of shares of Common Stock having an aggregate value equal to Three Hundred Fifty-Thousand Dollars ($350,000), valued at the closing price of APHP’s Common Stock on the date of issuance (the “MacGregor Share Issuance”). The MacGregor Share Issuance will be made in a transaction exempt from registration under the Securities Act of 1933 and applicable state securities laws, subject to APHP board approvals and applicable law.

6.3 No Setoff. Except as expressly agreed in writing by the Parties, neither Party shall apply any setoff between the MOTION Funding Amount, the POSE amounts, the Credit Share Incentive, or the MacGregor Assigned Debt.

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7. Equity Incentive Plan Option Grant to 555 (Additional Consideration)

7.1 Grant; Additional Consideration. As additional consideration for SSS’s agreement to this Agreement and the transactions and obligations contemplated hereby, and subject to (i) approval by APHP’s Board of Directors and/or Compensation Committee, as applicable (the “Approval”), (ii) the terms, conditions, and availability under APHP’s equity incentive plan then in effect (the “Plan”), and (iii) execution of the applicable grant notice and award agreement(s) under the Plan (the “Plan Option Documents”), APHP shall grant to Shaun Sanghani or his designees, assigns, or nominees as set forth on Exhibit B (or, if required for Plan administration purposes, to another eligible service provider designated by 555 and reasonably acceptable to APHP) a nonqualified stock option award to purchase an aggregate of two million five hundred thousand (2,500,000) shares of APHP common stock (the “Plan Options”).

7.2 Exercise Price. The Plan Options shall have an exercise price of $0.20 per share; provided that, if and to the extent required by the Plan or applicable law, the per-share exercise price shall be adjusted to be no less than the fair market value of APHP common stock on the date of Approval/issuance (the “Grant Date”), as determined in accordance with the Plan and applicable law.

7.3 Term. The Plan Options shall be exercisable for a period ending on the date that is two (2) years following the Effective Date (and shall expire earlier upon any earlier expiration or termination event specified in the Plan or the Plan Option Documents).

7.4 Issuance; Timing; Administration. APHP shall use commercially reasonable efforts to cause the Plan Option Documents to be approved, finalized, and issued within sixty (60) days following the Effective Date. The Plan Options shall be issued and administered in accordance with the Plan and the Plan Option Documents.

7.5 Services; Eligibility. For purposes of the Plan, the Parties acknowledge that Shaun Sanghani (or such other eligible grantee) is expected to provide bona fide consulting and advisory services to APHP in connection with the enforcement, administration, and monetization of the BARRON’S COVE Assets during the term of the Plan Options, as may be further described in the Plan Option Documents.

7.6 Securities Matters; Transfer Restrictions. Issuance of the Plan Options and any shares issued upon exercise shall be subject to APHP’s compliance with applicable securities laws and quotation system requirements. The Plan Option Documents shall include customary terms for nonqualified options under the Plan, including securities law legends, transfer restrictions, tax withholding provisions, and other standard terms.

7.7 No Stockholder Rights. Except as expressly provided in the Plan and the Plan Option Documents, the Plan Options shall not confer on 555 or any grantee any stockholder rights unless and until the Plan Options are exercised and shares are issued.

7.8 Non-Employee. The Parties acknowledge that any grantee receiving Plan Options pursuant to this Section 7 is not intended to be treated as an “employee” of APHP solely by reason of the grant.

8. General.

8.1 Authority. Each Party represents that it has full power and authority to enter into and perform this Agreement and that the person signing below is duly authorized.

8.2 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and delivered electronically, each of which will be deemed an original and all of which together constitute one agreement.

8.3 Governing Law. This Agreement will be governed by the laws of the State of North Carolina, without regard to conflicts principles.

8.4 Entire Agreement; Amendment. This Agreement {together with Exhibit A) constitutes the entire agreement between the Parties with respect to the subject matter hereof and may be amended only by a written instrument signed by both Parties.

8.5 Board Approval. This Agreement is subject to the final review and approval of the Board of Directors of American Picture House Corporation, a fully reporting company quoted on the OTCQB. For avoidance of doubt, Board Ratification {or Compensation Committee approval, as applicable) is required for the Plan Options described in Section 7.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TURE HOUSE CORPORATION

Name: Bannor Michael MacGregor

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Title: CEO and Managing Member

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